EXHIBIT 99.1

Diversified Health and Wellness Solutions

            FOR IMMEDIATE RELEASE

Contact Information:
At the Company:	Investor Relations:
Gregory S. Skinner	John Mills, Partner
Executive Vice President and CFO	(646) 277-1254
(650) 261-3677	John.Mills@ICRINC.com

Media Inquiries:
Leigh Lehman
Current Global
(310) 967-3409
llehman@currentglobal.com

1.1 Landec Appoints Board Member Dr. Albert D. Bolles as CEO to Focus on Operational Excellence and Profitable Growth

Molly Hemmeter Resigns; Board of Directors Realigns Roles
SANTA CLARA, Calif., May 28, 2019 -- Landec Corporation (Nasdaq: LNDC), a diversified health and wellness company with two operating businesses, Curation Foods Inc. and Lifecore Biomedical Inc., today announced that its board of directors has named board member Albert D. Bolles, Ph.D. as chief executive officer effective immediately, following the resignation of Molly Hemmeter for personal reasons. Dr. Bolles has served on Landec’s board since May 2014. He has a proven track record of visionary leadership and building teams across R&D, technical innovation, quality and supply chain and delivering results through operational excellence, enabling commercial success and profitable growth. Dr. Bolles will retain his seat on the board as he assumes his new role of CEO of Landec.

Landec also announced that Andrew Powell, a Landec board member since October 2018, was elected to serve as interim chairman of the board, replacing Steven Goldby who has retired after more than ten years of board service. In recognition of his key role, Greg Skinner was promoted to executive vice president of finance and will retain his position as Landec’s chief financial officer.

“The board is grateful for Molly’s vision and years of service at Landec,” said interim Chairman Powell. “The board also wants to thank Steve for his contributions to the board particularly as chairman over the last three and half years. Our strategy to develop and deliver innovative profitable products will continue. Curation Foods remains focused on providing access to 100% clean, plant-based foods to as many people as possible in a way that preserves and protects the planet. Lifecore Biomedical plans to continue growing its unique contract development and manufacturing organization (CDMO) through industry partners. The board has confidence that Dr. Bolles’ experience as a food scientist and industry executive with operational expertise and a proven track record in the food industry will further enable Landec to focus, prioritize and execute on its strategy, while at the same time driving costs out and increasing profitability. Al has been a very hands-on board member. He knows our business well and will have an immediate impact.”
Dr. Bolles most recently served as executive vice president, chief technology and operations officer of ConAgra Foods, a leading consumer products food company with net sales exceeding $16 billion.  Prior to this role, Al was executive vice president, research, quality and innovation for ConAgra, championing the development and execution of multiple new and improved products. Prior to joining ConAgra in 2006, Dr. Bolles served as vice president, worldwide R&D for PepsiCo Beverages and Foods, responsible for global R&D leadership for beverages (Pepsi, Gatorade, and Tropicana) and Quaker Foods including product, process, package and sensory R&D, Nutrition, Quality, and Scientific & Regulatory Affairs.  Dr. Bolles was instrumental in the passage of the Food Safety Modernization Act in 2010. He is a graduate of Michigan State University with a B.S. in Microbiology plus an M.S. and Ph.D. in Food Science. He also currently serves on the Board of Directors of SunOpta and Arcadia Biosciences.

“I am eager to expand my day-to-day responsibilities at Landec and plan to focus immediately on increasing our profitability while strengthening our balance sheet,” said Dr. Bolles. “On the Curation Foods side of our business, we’ll work on advancing our natural foods growth strategy and realigning our priorities to further improve our ability to execute. In our high growth Lifecore business, we’ll continue to specialize in the most complex and challenging formulations, and partner with clients throughout their entire product development life cycle to accelerate their path to FDA approval and clinical and commercial success.”

About Landec Corporation
Landec Corporation (Nasdaq: LNDC) is a leading innovator of diversified health and wellness solutions with two operating businesses: Curation Foods, Inc. and Lifecore Biomedical, Inc. Curation Foods is focused on innovating and distributing plant-based foods with 100% clean ingredients to retail, club and foodservice channels throughout North America. Curation Foods is able to maximize product freshness through its geographically dispersed family of growers, refrigerated supply chain and patented BreatheWay® packaging technology. Curation Foods brands include Eat Smart® fresh packaged vegetables and salads, O Olive Oils and Vinegars®, Now Planting® pure-plant meal solutions, and Yucatan® and Cabo Fresh® avocado products. Lifecore Biomedical is a fully integrated contract development and manufacturing organization (CDMO) that offers specialty expertise and capabilities in fermentation, formulation, aseptic filling and final packaging for difficult-to-handle, sterile injectable pharmaceutical and combination drug/medical devices products. Lifecore partners with global and emerging biopharmaceutical and biotechnology companies across multiple therapeutic categories, including ophthalmic, orthopedic and oncology. For more information about the company, visit Landec’s website at www.landec.com.

Important Cautions Regarding Forward-Looking Statements
Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially, including such factors among others, as the timing and expenses associated with operations, the ability to achieve acceptance of the Company's new products in the market place, weather conditions that can affect the supply and price of produce, the timing of regulatory approvals, the ability to successfully integrate Yucatan Foods into the Landec Curation Foods business, the mix between domestic and international sales, and the risk factors listed in the Company’s Form 10-K for the fiscal year ended May 27, 2018 (See item 1A: Risk Factors) which may be updated in Part II, Item 1A Risk Factors in the Company’s Quarterly Reports on Form 10-Q. As a result of these and other factors, the Company expects to continue to experience significant fluctuations in quarterly operating results and there can be no assurance that the Company will remain consistently profitable. The Company undertakes no obligation to update or revise any forward-looking statements whether as a result of new developments or otherwise.